EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

       The subsidiaries of Summit Brokerage Services, Inc. are as follows:

                  1.      Summit Holding Group, Inc.

                  2.      Summit Financial Group, Inc.

                  3.      Summit Insurance Agency Corporation